Discovery Communications, LLC

Supplemental Deferred Compensation Plan

Effective January 1, 2010

Article I

Establishment and Purpose 1

Article II

Definitions 1

Article III

Eligibility and Participation 8

Article IV

Deferrals 8

Article V

Company Contributions 12

Article VI

Benefits 13

Article VII

Modifications to Payment Schedules 16

Article VIII

Valuation of Account Balances; Investments 17

Article IX

Administration 18

Article X

Amendment and Termination 19

Article XI

Informal Funding 20

Article XII

Claims 21

Article XIII

General Provisions 25

Article I

Establishment and Purpose

Discovery Communications LLC (the "Company") hereby amends and restates the Discovery Communications, LLC Supplemental Deferred Compensation Plan (the "Plan"), effective January 1, 2010. This amendment and restatement applies to all amounts previously or hereafter deferred under the Plan, including amounts deferred under the Plan prior to January 1, 2005.

The purpose of the Plan is to attract and retain key employees by providing Participants with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company's or the Adopting Employer's creditors until such amounts are distributed to the Participants.

Article II

Definitions

  Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
  Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.
  Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.
  Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).
  Base Compensation. Base Compensation means compensation as defined in the Qualified Plan, determined without regard to the limitation on the amount of compensation that may be recognized under the Qualified Plan due to the application of Code Section 401(a)(17), but not in excess of one million dollars ($1,000,000).
  Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant's spouse, if living, otherwise the Participant's estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

  A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

  Business Day. Business Day means each day on which the United States securities markets are open for business.
  Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.
  Code. Code means the Internal Revenue Code of 1986, as amended from time to time.
  Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
  Committee. Committee means the Retirement Plan Committee or such other committee appointed by the Board of Directors of Discovery Communications, Inc. (or the appropriate committee of such board) to administer the Plan. If no designation is in effect, the Senior Executive Vice President of Human Resources of the Company or his or her delegate shall have and exercise the powers of the Committee.
  Company. Company means Discovery Communications, LLC.
  Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant's Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.
  Compensation. Compensation means the total of Base Compensation and Incentive Compensation, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan, to the extent such amounts constitute U.S.-source income. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.
  Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 50% of their Compensation for a Plan Year; provided, however, Participants may defer up to 100% of vested DAP awards. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.
  DAP. DAP means the Discovery Appreciation Plan.
  DAP Transfer Account. DAP Transfer Account means the Account maintained for a Participant to record the payment obligation of a Participating Employer to a Participant with respect to Deferrals of DAP awards.
  Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant's Beneficiary(ies) upon the Participant's death as provided in Section 6.1 of the Plan.
  Deferral. Deferral means a credit to a Participant's Account(s) that records that portion of the Participant's Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

  Deferrals with respect to cash compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

  Earnings. Earnings means a positive or negative adjustment to the value of an Account, based upon the allocation of the Account by the Participant among deemed investment options in accordance with Article VIII.
  Effective Date. Effective Date, for purposes of this amendment and restatement, means January 1, 2010.
  Eligible Employee. Eligible Employee means an Employee who is a member of a "select group of management or highly compensated employees" of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.
  Employee. Employee means an active employee of a Participating Employer who is classified as a regular full-time or regular part-time employee of a Participating Employer and is paid by the Participating Employer and issued a W-2 by the Participating Employer with respect to those wages. For this purpose, a regular part-time employee is an employee who is classified as benefits eligible and is regularly scheduled to work at least 30 hours per week.
  Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.
  ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
  Five Year Vesting Account. Five Year Vesting Account means the Account maintained for a Participant to record the payment obligation of a Participating Employer to a Participant with respect to any Five Year Vesting Contributions credited to his Account in accordance with Section 5.3.
  Incentive Compensation. Incentive Compensation means a Participant's bonuses, including bonuses under sales commission plans, and any other specific forms of compensation identified for treatment as "Incentive Compensation" in this Plan by the Committee. Notwithstanding the foregoing, Incentive Compensation shall not include payments from the DAP nor cash awards under the Company's Stellar bonus program.
  Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant's continued participation in the Plan shall be governed by Section 3.2 of the Plan.
  Participating Employer. Participating Employer means the Company and each Adopting Employer.
  Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form, consistent with Section 6.2 of the Plan, in which payment of such Account will be made.
  Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as "Performance-Based Compensation" will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.
  Plan. Generally, the term Plan means the "Discovery Communications, LLC Supplemental Deferred Compensation Plan" as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.
  Plan Year. Plan Year means January 1 through December 31.
  Qualified Plan. Qualified Plan means the Discovery Communications, LLC Retirement Savings Plan, as amended from time to time.
  Retirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record the amounts payable to a Participant upon or after Separation from Service. A Participant may have no more than six (6) Retirement/Termination and/or Specified Date Accounts (excluding any Retirement/Termination Accounts that include solely DAP Deferrals).
  Separation from Service. Separation from Service means an Employee's termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

  Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service as of a date certain if the Employer and the Employee reasonably anticipate that the level of services to be performed by the Employee after such date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

  An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee's right, if any, to reemployment under statute or contract.

  For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24. Accordingly, in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), "at least 80 percent" shall be used each place it appears in those sections.

  The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

  Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable at a future date as specified in the Participant's Compensation Deferral Agreement. A Participant may maintain no more than six (6) Specified Date and/or Retirement/Termination Accounts. A Specified Date Account may be identified in enrollment materials as an "In-Service Account" or such other name as established by the Committee without affecting the meaning thereof.
  Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(c).
  Specified Employee. Specified Employee means an employee who, as of the date of his or her Separation from Service, is a "specified employee" as determined under Treas. Reg. Section 1.409A-1(i)(1).

  For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(4) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), plus all other payments of compensation for which the employer is required to furnish the employee a written statement under Code sections 6041(d), 6051(a)(3) and 6052, without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

  Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

  In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

  Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.
  Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.
  Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).
  Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant's Separation from Service.
  Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.
  Valuation Date. Valuation Date means each Business Day.

Article III

Eligibility and Participation

3.1 Eligibility and Participation. An Eligible Employee becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article V, or (ii) receipt of notification of eligibility to defer Compensation to the Plan. An Eligible Employee who receives a credit of Company Contributions shall not be eligible to defer Compensation to the Plan unless he receives notice that he is eligible to defer.

3.2 Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

Article IV

Deferrals

    Deferral Elections, Generally.

(a) A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b) The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, Deferrals shall be allocated to a Retirement/Termination Account that is payable upon Separation from Service. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be a single lump sum.

4.2 Timing Requirements for Compensation Deferral Agreements.

(a) First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to defer Compensation to the Plan, he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies only to Base Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable, and shall not apply to Incentive Compensation.
    Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned, and otherwise subject to the enrollment deadlines determined by the Committee. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.
    Performance-Based Compensation. Subject to the enrollment deadlines specified by the Committee, participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

    (i) the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

    (ii) the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

    A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant's death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

    Sales Commissions. Sales commissions (as defined in Treas. Reg. Section 1.409A-2(a)(12)(i)) are considered to be earned by the Participant in the taxable year of the Participant in which the sale occurs. The Compensation Deferral Agreement must be filed before the last day of the year preceding the year in which the sales commissions are earned, and becomes irrevocable after that date.
    Short-Term Deferrals. Compensation that meets the definition of a "short-term deferral" described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).
    Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant's continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant's death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.
    Company Awards. Subject to Committee approval, Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on or retention bonuses) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.
    "Evergreen" Deferral Elections. The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such "evergreen" Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3 Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or Retirement/Termination Accounts. The Committee may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is first allocated to such accounts). Any allocation designated by a Participant for a Plan Year shall apply to all Deferrals of Compensation made by the Participant for such Plan Year. Notwithstanding anything to the contrary in this Section 4.3 or otherwise, any DAP awards that were deferred by a Participant pursuant to an election that took effect on or before December 31, 2009, shall be allocated to the Retirement/Termination Account payable upon Separation from Service unless the Participant elects, in accordance with Article VII hereof, to allocate such amounts to a different Retirement/Termination Account. Further, any DAP awards deferred by a Participant pursuant to an election that is effective on or after January 1, 2010 may be allocated only to a Retirement/Termination Account and not to a Specified Date Account.

4.4 Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant's Compensation.

4.5 Vesting. Participant Deferrals shall be 100% vested at all times.

4.6 Cancellation of Deferrals. The Committee may cancel a Participant's Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Qualified Plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph).

Article V

Company Contributions

5.1 Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer. Discretionary Company Contributions made with respect to a Plan Year shall be allocated to the Account(s) designated by the Participant to hold his or her Deferrals for such Plan Year. If there are no Deferrals for a Plan Year, Discretionary Company Contributions shall be allocated to the Participant's Retirement/Termination Account that is payable upon Separation from Service unless the Participant elects to allocate such amounts to a different Account.

5.2 Supplemental Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Supplemental Company Contributions to any Participant. Such contributions shall equal the sum of the matching contributions that would have been made by the Participating Employer under the Qualified Plan on behalf of the Participant for the Plan Year (without regard to any eligibility waiting period under the Qualified Plan), but calculated based on his Base Compensation (as defined hereunder) in excess of the IRS Code Section 401(a)(17) limit applicable to that year. Supplemental Company Contributions made with respect to a Plan Year shall be allocated to the Account(s) designated by the Participant to hold his or her Deferrals for such Plan Year. If there are no Deferrals for a Plan Year, Supplemental Company Contributions shall be allocated to the Participant's Retirement/Termination Account that is payable upon Separation from Service unless the Participant elects to allocate such amounts to a different Account.

5.3 Five Year Vesting Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Five Year Vesting Contributions to any Participant in any amount determined by the Participating Employer. Five Year Vesting Contributions made in Plan Years prior to January 1, 2010 shall be allocated to the Retirement/Termination Account that is payable upon Separation from Service unless the Participant elects, in accordance with Article VII hereof, to allocate such amounts to a different Retirement/Termination Account. Five Year Vesting Contributions made in Plan Years beginning after December 31, 2009, shall be allocated to the Retirement/Termination Account(s) designated by the Participant.

5.4 Vesting. Company Contributions described in Sections 5.1 and 5.2 above, and the Earnings thereon, shall be 100% vested when credited to the Participant's Account. Company Contributions described in Section 5.3 above, and the Earnings thereon, shall vest in five equal increments on the first, second, third, fourth, and fifth anniversaries of the dates such amounts are credited to a Participant's Account, provided the Participant remains continuously employed from the date such amounts are credited through the relevant vesting date; provided, however, that if the Participant is terminated for "cause" (as defined in an employment agreement between the Participating Employer and the Participant or, if there is no such agreement, as defined in accordance with the policies of the Participating Employer), or upon a Participant's violation of an employment agreement with the Participating Employer, all such amounts shall be forfeited. The Participating Employer may, at any time, in its sole discretion, increase a Participant's vested interest in a Company Contribution. Further, all amounts in the Participant's Account shall become 100% vested upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

5.5 Forfeitures. The portion of a Participant's Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Article V shall be forfeited and allocated to a forfeiture account. Amounts allocated to the forfeiture account, adjusted by Earnings, shall be used to offset future Company Contributions to any recipient or as otherwise directed by a Participating Employer.

Article VI

Benefits

6.1 Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:
    Termination Benefit. Upon the Participant's Separation from Service for reasons other than death, he or she shall be entitled to payment of any Retirement/Termination Accounts that have been established on his or her behalf (to the extent vested) and the unpaid balances of any Specified Date Accounts. The available dates for payment with respect to a Retirement/Termination Account are (i) upon or commencing at Separation from Service, (ii) upon or commencing one year following Separation from Service, (iii) upon or commencing five years following Separation from Service, and (iv) for those elections that are effective on or before December 31, 2009 only, upon or commencing ten years following Separation from Service; provided, however, that Five Year Vesting Contributions and deferrals of DAP awards shall be allocated to a Retirement/Termination Account payable upon or commencing at Separation from Service, unless the Participant elects in accordance with Article VII to allocate such amounts to a different Retirement/Termination Account with a later payment date. Payment with respect to the unpaid balance of a Specified Date Account shall be made upon Separation from Service. Payment shall be based on the value of the Account(s) as of the Valuation Date on or preceding the 15th of the month in which payment is scheduled to be made or commence, or such later date as the Committee, in its sole discretion, shall determine. Payment with respect to any Retirement/Termination Account will be made or begin within ninety (90) days following the date specified in the Participant's Compensation Deferral Agreement or otherwise applicable. Notwithstanding anything to the contrary herein, with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made at the times specified above or if later, in the seventh month following the month in which such Separation from Service occurs
    Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the balance of the Specified Date Account, based on the value of that Account as of the Valuation Date on or preceding the 15th of the month designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made or begin in the month designated; provided, however, in the event of a Participant's Separation from Service or death prior to the complete distribution of one or more Specified Date Accounts, the unpaid balances of such Accounts shall be paid in accordance with paragraph (a).
    Death Benefit. In the event of the Participant's death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the unpaid balances of all Retirement/Termination Accounts, Specified Date Accounts, Five Year Vesting Accounts, and DAP Transfer Accounts, based on the value of such Accounts as of the Valuation Date on or preceding the 15th of the month in which payment is made. Payment will be made within sixty (60) days of the date of death. This paragraph (c) shall be effective on the date that is twelve (12) months following the date this amended and restated Plan is adopted by the Company. Prior to the effective date of this paragraph (c), Death Benefits shall be paid in accordance with the provisions of the Plan in effect prior to the Effective Date.
    Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant's Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

6.2 Form of Payment.
    Termination Benefit. The Retirement/Termination Accounts of a Participant shall be paid (i) in a lump sum, or (ii) in substantially equal monthly installments over a period of sixty (60) or one hundred twenty (120) months, as elected by the Participant. If the Participant fails to make an election as to the time or form of payment of his Termination Benefit, such benefit will be paid in a lump sum upon Separation from Service. Notwithstanding anything to the contrary herein, all amounts credited to a Five Year Vesting Account or a DAP Transfer Account prior to January 1, 2010 shall be paid in a single lump sum, unless the Participant elects a different form of payment in accordance with Article VII.
    Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two to five years, as elected by the Participant.

    Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service or death, the unpaid balance of a Specified Date Account shall be paid in a single lump sum.

    Death Benefit. Effective on the date that is twelve (12) months following the date this amended and restated Plan is adopted by the Company, a designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum. For periods prior to the effective date of this paragraph (c), Death Benefits shall be paid in accordance with the provisions of the Plan in effect as of December 31, 2009.

    Small Account Balances. Notwithstanding anything to the contrary herein, to the extent a Participant has elected to receive payment of his or her Retirement/ Termination Accounts in installments, then, as of the date payment from such Account is scheduled to begin, (i) the initial installment shall be no less than twenty-five thousand dollars ($25,000) or, if less, the balance of such Account and each subsequent installment shall be no less than one thousand dollars ($1,000) or, if less, the balance of such Account. In the event the balance of the Retirement/Termination Account as of the date of Separation from Service does not exceed twenty-five thousand dollars ($25,000), then such balance shall be paid in a single lump sum within ninety (90) days following Separation from Service or, with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, in the seventh month following the month in which such Separation from Service occurs, if later.
    Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue on each monthly or annual anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment.

6.3 Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant's Accounts be paid to an "alternate payee," any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

Article VII

Modifications to Payment Schedules

7.1 Participant's Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII. Only one such modification is permitted with respect to any Account.

7.2 Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3 Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4 Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

7.5 Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

Article VIII

Valuation of Account Balances; Investments

8.1 Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Retirement/Termination Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2 Adjustment for Earnings. Each Account will be adjusted to reflect Earnings on each Business Day. Adjustments shall reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with an investment option for each portion of the Account allocated to such option ("investment allocation").

No Earnings shall be credited after the date as of which an Account is valued for purposes of payment under Article VI. Notwithstanding the foregoing, with respect to an amount that is payable in installments, Earnings shall continue to be credited on remaining Account balances through the date as of which the Account is valued in connection with the last installment payment, in accordance with Section 6.2(f).

8.3 Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4 Investment Allocations. A Participant's investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant's investment allocation. A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balances.

A Participant shall specify an investment allocation for each of his or her Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant's investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5 Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

Article IX

Administration

9.1 Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2 Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of Directors of the Company consent to the removal and replacement of the Committee. Notwithstanding the foregoing, the Committee shall not have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys' fees and expenses arising in connection with the performance of the Committee's duties hereunder, except with respect to matters resulting from the Committee's gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.3 Withholding. The applicable Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan to the extent that sufficient legal deductions are possible from that source.

9.4 Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her or it (including but not limited to reasonable attorneys' fees) which arise as a result of his or her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or her or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.5 Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

9.6 Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article X

Amendment and Termination

10.1 Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan.

10.2 Amendments. The Company, by action taken by its Board of Directors or its delegate, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights (except as provided in clause (i) of the next sentence) of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee's interpretation of the document; and (iv) making such other amendments as the Board of Directors may authorize.

10.3 Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.4 Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

Article XI

Informal Funding

11.1 General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2 Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

Article XII

Claims

12.1 Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the "Claimant").

(a) In General. Notice of a denial of benefits will be provided within 90 days of the Committee's receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b) Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

12.2 Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered "relevant" if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
    In General. Appeal of a denied benefits claim must be filed in writing with the Committee no later than 60 days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
    Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant's claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

12.3 Claims Appeals Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. Upon such Change in Control, the Company may remove any member of the Committee, and may replace resigning members, in each case if 2/3rds of the members of the Board of Directors of the Company consent to the removal or replacement.

The Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys' fees and expenses arising in connection with the performance of the Committee hereunder, except with respect to matters resulting from the Committee's gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

12.4 Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures. Any such legal action must be commenced within one year of a final determination hereunder with respect to such claim.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys' fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a "change in control" as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant's or Beneficiary's Account Balance.

12.5 Discretion of Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

12.6 Arbitration.
    Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XII, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

    The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association ("AAA") or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties' receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

    Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator's award.

    In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator. Each party shall pay its own attorneys' fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

    The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

    The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

    This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

    Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

    Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

    If any of the provisions of this Section 12.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 12.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

    The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

    Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Participating Employer out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company or its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.

Article XIII

General Provisions

13.1 Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

13.2 No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant's beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3 No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4 Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

DISCOVERY COMMUNICATIONS LLC

Attn: SENIOR EXECUTIVE VICE PRESIDENT, Human Resources

ONE DISCOVERY PLACE

SILVER SPRING, MD 20910

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5 Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6 Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7 Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8 Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9 Governing Law. To the extent not preempted by ERISA, the laws of the State of Maryland shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the _____ day of _______________, 2009, to be effective as of the Effective Date.

Discovery Communications LLC

By: _______________________________ (Print Name)

Its: ________________________________ (Title)

_____________________________________________ (Signature)